Exhibit 99.1

For Immediate Release

Company Contacts: eXegenics Inc., John A. Paganelli, Chairman, Phone: (585) 218-4368

eXegenics Announces Closing of Stock Sale

Pittsford, New York, February 9, 2007. John Paganelli, Chairman of eXegenics Inc. (OTC BB: EXEG) today announced that eXegenics has completed its sale of shares of eXegenics common stock, constituting approximately 51% of the issued and outstanding shares of eXegenics capital stock, on a fully diluted basis, to a small group of investors led by Phillip Frost, M.D. The stock sale was made pursuant to the terms of a previously announced stock purchase agreement dated August 14, 2006, as amended as of November 30, 2006. The investors paid eXegenics an aggregate purchase price of $8.6 million at the closing. The purchase price is subject to adjustment based on eXegenics stockholders’ equity at the closing.

The stock sale was consummated on Friday, February 9, 2007. The shares of eXegenics common stock sold were not registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration under the Securities Act or the availability of an exemption from registration

This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Detailed information about factors pertinent to the business of eXegenics that could cause actual results to differ is set forth in eXegenics' filings with the Securities and Exchange Commission ("Commission") including eXegenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its most recent Quarterly Report on Form 10-Q. eXegenics is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.